As filed with the Securities and Exchange Commission on July 3, 2007

Registration No. 333-141955

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

1ST PACIFIC BANCORP

(Exact Name of Registrant as Specified in its Charter)

California	6022	20-5738252
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification Number)

4275 EXECUTIVE SQUARE, SUITE 650, LA JOLLA, CALIFORNIA 92037

(858) 875-2000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

A. VINCENT SICILIANO, PRESIDENT & CEO

4275 EXECUTIVE SQUARE, SUITE 650, LA JOLLA, CALIFORNIA 92037

(858) 875-2000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

With a copy to:

Kurt L. Kicklighter, Esq.	Gary Steven Findley, Esq.
Chad R. Ensz, Esq.	Gary Steven Findley & Associates
Luce, Forward, Hamilton & Scripps, LLP	1470 N. Hundley Street,
600 West Broadway, Suite 2600	Anaheim, CA 92806
San Diego, CA 92101-3372	(714) 630-7136 / Fax: (714) 630-7910
(619) 699-2526 / Fax: (619) 232-8311

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after the effective date of this Registration Statement and the satisfaction or waiver of all other conditions to the merger described in the joint proxy statement-prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, no par value	1,300,000(1)	—	$17,809,546(2)	$546.75(3)

(1)    Represents the estimated maximum number of shares of the Registrant’s common stock that could be issued in connection with the merger described herein, including shares of common stock issuable upon the exercise of outstanding options and warrants to purchase Landmark National Bank common stock.

(2)    Pursuant to Rule 457(c) and (f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the market value of Landmark National Bank common stock as of March 30, 2007, as reported on the OTCBB of $11.55, and the estimated number of shares of Landmark National Bank common stock (1,246,341 shares of common stock and 295,611 shares subject to options and warrants) that may be exchanged for 1st Pacific Bancorp common stock.

(3)    Previously paid.

EXPLANATORY NOTE

1st Pacific Bancorp is filing this Post-Effective Amendment No. 1 to amend Part II of its Form S-4 filed on May 14, 2007 (the “Original Filing”) for the purpose of including (i) the Opinion of Vavrinek Trine Day & Co., LLP regarding tax matters, which was referenced as Exhibit 8.1 in the Original Filing, but not filed therewith, and (ii) the consent to file such opinion herewith.  Except as set forth in the immediately preceding sentence, this Post-Effective Amendment No. 1 does not alter or restate any of the information set forth in the Original Filing.

This Post-Effective Amendment  No. 1 continues to speak as of the date of the Original Filing on May 14, 2007 and we have not updated the disclosures contained herein to reflect events that have occurred since the filing of Original Filing.  Accordingly, this Post-Effective Amendment No. 1 should be read in conjunction with our other filings, if any, made with the Securities and Exchange Commission subsequent to the filing of the Original Filing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

The articles of incorporation of 1st Pacific Bancorp authorize 1st Pacific Bancorp to indemnify its agents to the fullest extent permissible under California law.

Furthermore, the bylaws of 1st Pacific Bancorp provide that each person who was or is a party or is threatened to be made a party to or is involved (as a party, witness or otherwise) in any proceeding, by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was an agent of 1st Pacific Bancorp, is entitled to indemnification.  Such agent shall be indemnified and held harmless by 1st Pacific Bancorp to the fullest extent authorized by law and such right to indemnification is a contract right.  It is 1st Pacific Bancorp’s intention that the indemnification provided be in excess of that expressly permitted by Section 317 of the California Corporations Code (the “Corporations Code”).

Under Section 317 of the Corporations Code, a corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.  In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee or agent of the corporation against expenses (including attorneys’ fees) actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation, except that no indemnification shall be made: (1) in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper, (2) of amounts paid in settling or otherwise disposing of a pending action without court approval, and (3) of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

1st Pacific Bancorp’s bylaws also provide that 1st Pacific Bancorp shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them, whether or not 1st Pacific Bancorp would have the power to indemnify them against such liability under provisions of applicable law or the provisions of 1st Pacific Bancorp’s bylaws.  Each of the directors and executive officers of 1st Pacific Bancorp has an indemnification agreement with 1st Pacific Bancorp that provides that 1st Pacific Bancorp shall indemnify such person to the full extent authorized by the applicable provisions of the Corporations Code and further provide advances to pay for any expenses which would be subject to reimbursement.  1st Pacific Bancorp is insured against liabilities which it may incur by reason of its indemnification of officers and directors in accordance with its bylaws.

Landmark National Bank has entered into indemnification agreements with certain of its directors and officers which provide that Landmark National Bank will indemnify each of them to the fullest extent permitted by law, and as soon as practicable, against all expenses, judgments, fines, penalties and amounts paid in settlement of any claim to which such party was or is a party or other participant in because of his/her role as a director, officer or other agent of Landmark National Bank, and which may be indemnified under applicable California law.

The foregoing summaries are necessarily subject to the complete text of the statute, articles of incorporation, bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 21. Exhibits and Financial Statement Schedules

(a)           Exhibits.  Those exhibits marked with a (*) refer to exhibits filed with the original Registration Statement on Form S-4 filed on April 6, 2007.  Those exhibits marked with a (**) refer to exhibits filed with Pre-Effective Amendment No. 1 to the Registration Statement on Form S-4 filed on May 10, 2007.    Those exhibits marked with a (***) refer to exhibits filed with Pre-Effective Amendment No. 2 to the Registration Statement on Form S-4 filed on May 14, 2007.  The other exhibits are incorporated herein by reference, as indicated in the following list. Those exhibits marked with a (†) refer to management contracts or compensatory plans or arrangements.  Those exhibits marked with a (^) refer to exhibits filed herewith.

Exhibit No.	Exhibits
2.1

Agreement and Plan of Reorganization and Merger by and between 1st Pacific Bancorp, PBC Merger Company and 1st Pacific Bank of California dated as of November 7, 2006, incorporated by reference to Exhibit 2 to 1st Pacific Bancorp’s Registration Statement on Form S-4EF filed on November 9, 2006.

2.2*

Agreement and Plan of Reorganization and Merger dated February 22, 2007, by and among 1st Pacific Bancorp, 1st Pacific Bank of California and Landmark National Bank incorporated by reference to Appendix A of the proxy statement/ prospectus included in this Registration Statement.

3.1	Articles of Incorporation of 1st Pacific Bancorp incorporated by reference to Exhibit 3.1 to 1st Pacific Bancorp’s Registration Statement on Form S-4EF filed on November 9, 2006.

3.2	Bylaws of 1st Pacific Bancorp incorporated by reference to Exhibit 3.2 to 1st Pacific Bancorp’s Registration Statement on Form S-4EF filed on November 9, 2006.

4.1	Specimen form of Certificate for 1st Pacific Bancorp Common Stock incorporated by reference to Exhibit 4 to 1st Pacific Bancorp’s Registration Statement on Form S-4EF filed on November 9, 2006.

4.2†

Second Amended and Restated 2000 Stock Option Plan of 1st Pacific Bank of California, as amended by Amendment No. 1, incorporated by reference to Exhibit 4.1 to 1st Pacific Bancorp’s Registration Statement on Form S-8 filed February 21, 2007.

5.1**	Opinion of Luce, Forward, Hamilton & Scripps LLP regarding the legality of the securities being registered.

8.1^	Opinion of Vavrinek Trine Day & Co., LLP regarding tax matters

10.1

Sublease, dated December 30, 1999, among Washington Mutual Bank, FA, 1st Pacific Bank of California and La Jolla Association (7728 Regents Road, Suite 503, San Diego, California) incorporated by reference to exhibit 10.1 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.2

Lease, dated March 26, 2001, among La Jolla Investors, Larry Tucker, Trustee, and 1st Pacific Bank of California (7728 Regents Road, Suite 503, San Diego, California) incorporated by reference to exhibit 10.2 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.3

Assumption, Affirmation and Amendment to Lease, dated March 26, 2001, among La Jolla Investors, Larry Tucker as Trustee of Larry Tucker Separate Property Trust dated September 17, 1987, and 1st Pacific Bank of California (7728 Regents Road, Suite 503, San Diego, California) incorporated by reference to exhibit 10.3 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.4

Shopping Center Lease, dated November 1, 1999, among 95 College Plaza, Ltd., 1st Pacific Bank of California and La Jolla Association (3500 College Boulevard, Oceanside, California) incorporated by reference to exhibit 10.4 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.5

First Amendment to Shopping Center Lease, dated November 17, 2004, among 95 College Plaza, Ltd., 1st Pacific Bank of California and La Jolla Association (3500 College Boulevard, Oceanside, California) incorporated by reference to exhibit 10.5 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.6

Lease dated April 15, 2003, between Griffin Properties, LLC and 1st Pacific Bank of California (8889 Rio San Diego Drive, San Diego, California) incorporated by reference to exhibit 10.6 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.7

First Amendment to Lease Agreement dated July 25, 2003, between Griffin Properties, LLC and 1st Pacific Bank of California (8889 Rio San Diego Drive, San Diego, California) incorporated by reference to exhibit 10.7 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.8

Lease dated September 17, 2004, between FSP Regents Square, LLC and 1st Pacific Bank of California (4275 Executive Square, Suite 650, La Jolla, California) incorporated by reference to exhibit 10.8 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.9

Lease dated September 30, 2004, between Legacy Sabre Springs, LLC and 1st Pacific Bank of California (13500 Evening Creek Drive North, Suite 100, San Diego, California) incorporated by reference to exhibit 10.9 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.10

Amendment No. 1 to Lease dated January 27, 2005, between Kilroy Realty, L.P., a Delaware Limited Partnership, Kilroy Realty Corporation, a Maryland Corporation, General Partner and 1st Pacific Bank of California (13500 Evening Creek Drive North, Suite 100, San Diego, California) incorporated by reference to exhibit 10.10 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.11

Indenture Agreement between 1st Pacific Bank of California and Wilmington Trust Company, as Trustee, dated March 31, 2005, for Floating Rate Junior Subordinated Debentures Due 2020 incorporated by reference to exhibit 10.11 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.12†

Employment Agreement, effective as of November 17, 2006, by and between 1st Pacific Bank of California and James H. Burgess incorporated by reference to exhibit 10.2 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.13†

Form of Indemnification Agreement entered into by and between 1st Pacific Bank of California and each of its directors and officers incorporated by reference to exhibit 10.13 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.14†	1st Pacific Bank of California Incentive Compensation Plan - Senior Management incorporated by reference to exhibit 10.14 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.15†

Employment Agreement, effective as of December 22, 2005, by and between 1st Pacific Bank of California and A. Vincent Siciliano incorporated by reference to exhibit 10.15 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.16†

Employment Agreement, effective as of November 17, 2005, by and between 1st Pacific Bank of California and Richard H. Revier incorporated by reference to exhibit 10.16 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.17†

Employment Agreement, effective as of January 1, 2006, by and between 1st Pacific Bank of California and Larry Prosi incorporated by reference to exhibit 10.17 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.18

Lease dated August 11 2006, among AMJ Properties, LLC, and 1st Pacific Bank of California (343 East Main Street, El Cajon, California) incorporated by reference to exhibit 10.18 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

10.19

Standard Office Lease by and between Arden Realty Limited Partnership and 1st Pacific Bank of California dated February 5, 2007, incorporated by reference to Exhibit 10.1 to 1st Pacific Bancorp’s report on Form 8-K filed February 13, 2007.

10.20	Form of Landmark Director-Shareholder’s Agreement, each dated February 22, 2007, incorporated by reference to Exhibit 10.3 to 1st Pacific Bancorp’s report on Form 8-K filed February 23, 2007.

10.21

Landmark Director-Shareholder’s Agreement dated February 22, 2007, between 1st Pacific Bancorp and 1st Pacific Bank of California on one hand and F.J. “Rick” Mandelbaum, incorporated by reference to Exhibit 10.4 to 1st Pacific Bancorp’s report on Form 8-K filed February 23, 2007.

10.22	Form of Affiliates Agreement, each dated February 22, 2007, incorporated by reference to Exhibit 10.6 to 1st Pacific Bancorp’s report on Form 8-K filed February 23, 2007.

21.1	List of subsidiaries of 1st Pacific Bancorp incorporated by reference to exhibit 21.1 to 1st Pacific Bancorp’s report on Form 10-K filed on March 23, 2007.

23.1	Consent of Luce, Forward, Hamilton & Scripps LLP included in exhibit 5.1

23.2***	Consent of the Findley Group

23.3	Consent of Howe Barnes Hoefer & Arnett included in Appendix D

23.4***	Consent of Sandler O’Neill & Partners, L.P.

23.5***	Consent of Vavrinek Trine Day & Co., LLP

23.6***	Consent of Christopher S. McKellar

23.7***	Consent of Ronald J. Carlson

23.8^	Consent of Vavrinek Trine Day & Co., LLP included in exhibit 8.1

24.1*	Power of Attorney.

99.1***	Form of proxy for the annual meeting of shareholders of 1st Pacific Bancorp shareholders

99.2***	Form of proxy for the annual meeting of shareholders of Landmark National Bank shareholders

(b)           Financial Statement Schedules.  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

(c)           Report, Opinion or Appraisal.  See Appendices D and E. The opinions of The Findley Group and Howe Barnes Hoefer & Arnett to Landmark National Bank and Sandler O’Neill & Partners, L.P. to 1st Pacific Bancorp are included as Appendices D and E, respectively, to the joint proxy statement-prospectus contained in this Registration Statement.

Item 22.  Undertakings

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(5)           That every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(b)           The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)           The undersigned registrant here undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, hereunto duly authorized, in La Jolla, California, on July 2, 2007.

1ST PACIFIC BANCORP

By:	/s/ A. Vincent Siciliano
A. Vincent Siciliano, President and CEO

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on the dates indicated:

Signature	Title	Date

/s/ James H. Burgess	EVP and CFO	07/02/07
James H. Burgess

/s/ Robert P. Cange*	Director	07/02/07
Robert P. Cange

/s/ Albert Colucci*	Director	07/02/07
Albert Colucci

/s/ Veronica Z. Froman*	Director	07/02/07
Veronica Z. Froman

/s/ Susan Lew*	Director	07/02/07
Susan Lew

/s/ James G. Knight*	Chairman	07/02/07
James G. Knight, M.D.

/s/ Albert Logan*	Director	07/02/07
Albert Logan

/s/ A. Vincent Siciliano	President, CEO and Director	07/02/07
A. Vincent Siciliano

Director
Christopher S. McKellar

Director
Ronald J. Carlson

*By :	/s/ James H. Burgess
James H. Burgess
as attorney-in-fact pursuant to a power of attorney